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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 1995 appearing on page F-2 of Waste Recovery, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1994 which appears on page F-20 of Form 10-K/A Amendment No. 2 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.




/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Dallas, Texas
October 26, 1995